REPORT ON ASSESSMENT OF COMPLIANCE
First American Real Estate Solutions of Texas, L.P. (an indirect subsidiary of The First American Corporation and "the Asserting Party") is responsible for assessing compliance as of December 31, 2007, and for the period from January 1, 2007 through December 31, 2007 ("the Reporting Period") with the servicing criteria set forth in Title 17, Sections 229.1122(d)(1)(iv), (d)(2)(v), (d)(2)(vi), (d)(2)(vii), (d)(4)(xi), (d)(4)(xii) and (d)(4)(xiii)
of the Code of Federal Regulations applicable to the Asserting Party ("the Applicable Servicing Criteria"). The
transactions covered by this report include all loans for residential and commercial mortgage loan outsourcing customers for which the Asserting Party served as the residential and commercial tax service provider ("the
Platform").
The Asserting Party has assessed its compliance with the Applicable Servicing Criteria for the Reporting
Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable
Servicing Criteria as of December 31, 2007, and for the Reporting Period with respect to the Platform taken as a whole.
PricewaterhouseCoopers LLP , an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of December 31, 2007, and
for the Reporting Period as set forth in this assertion.
FIRST AMERICAN REAL ESTATE SOLUTIONS OF TEXAS, L.P.
By: First American Real Estate Solutions LLC
General Partner
/s/ Lucy A Przybyla
Lucy Przybyla
Senior Vice President
February 12, 2008